As filed with the Securities and Exchange Commission on June 2, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

PhotoMedex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	59-2058100
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

100 Lakeside Drive, Suite 100,
Horsham, PA 19044
 (Address, including zip Code, of Principal Executive Offices)
PhotoMedex, Inc. 2005 Equity Compensation Plan

PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan
 (Full title of the plan)
Dennis McGrath
President, Chief Financial Officer & Treasurer
PhotoMedex, Inc.
100 Lakeside Drive, Suite 100
Horsham, Pennsylvania 19044
(215) 619-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer (Do not check if a smaller reporting company)	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, $0.001 par value	3,250,000	$1.71	$5,557,500	$645.78

(1)  This Registration Statement covers 3,000,000 shares of Common Stock, $0.001 par value, ("Common Stock") available for issuance under the PhotoMedex, Inc. 2005 Equity Compensation Plan (the "2005 Plan") and 250,000 shares of Common Stock available for issuance under the PhotoMedex, Inc. Amended and Restated 2000 Non-Employee Director Stock Option Plan (the "2000 Plan").  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of shares of Common Stock as may be offered or issued under the 2005 Plan and the 2000 Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of shares of the outstanding Common Stock issuable pursuant to awards granted under the 2005 Plan and the 2000 Plan.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of $1.71 per share, which is the average of the high and low price per share as reported by the Nasdaq Global Select Market on May 29, 2015.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,000,000 shares of Common Stock reserved for issuance under the 2005 Plan and an additional 250,000 shares of Common Stock reserved for issuance under the 2000 Plan. The additional 3,000,000 shares of Common Stock under the 2005 Plan are additional securities of the same class as other securities for which registration statements on Form S-8 (File Nos. 333-132656, 333-146558, 333-159224, 333-170940 and 333-178423) were filed with the Securities and Exchange Commission (the "Commission").  The additional 250,000 shares of Common Stock under the 2000 Plan are additional securities of the same class as other securities for which registration statements on Form S-8 (File Nos. 333-114181, 333-132655, 333-146558, 333-170940 and 333-178423) were filed with the Commission.  Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Document
5.1	Opinion of Jolley Urga Woodbury & Little
23.1	Consent of Fahn Kanne & Co. Grant Thornton Israel
23.2	Consent of Jolley Urga Woodbury & Little (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature pages to this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on June 2, 2015.

PHOTOMEDEX, INC.

By:	/s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
We, the undersigned officers and directors of PhotoMedex, Inc. hereby severally constitute and appoint Dolev Rafaeli and Dennis M. McGrath, each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable PhotoMedex, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Dolev Rafaeli Dr. Dolev Rafaeli	Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2015
/s/ Dennis M. McGrath Dennis M. McGrath	President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	June 2, 2015
/s/ Christina Allgeier Christina Allgeier	Chief Accounting Officer (Principal Accounting Officer)	June 2, 2015
/s/ Lewis C. Pell Lewis C. Pell	Chairman of the Board of Directors	June 2, 2015
/s/ Yoav Ben-Dror Dr. Yoav Ben-Dror	Vice Chairman of the Board of Directors	June 2, 2015
/s/ Stephen P. Connelly Stephen P. Connelly	Director	June 2, 2015
/s/ James W. Sight James W. Sight	Director	June 2, 2015
/s/ Trevor Harris Trevor Harris	Director	June 2, 2015